Exhibit 99.1

         SONIC FOUNDRY REPORTS SECOND QUARTER RESULTS FOR FISCAL 2006

            EMPHASIS ON ENTERPRISE SALES EXPANDS SERVICE REVENUES

    MADISON, Wis., May 2 /PRNewswire-FirstCall/ -- Sonic Foundry, Inc. (Nasdaq:
SOFO), a leader in automated rich media communications technology, announced results for its second quarter of fiscal 2006. For the second quarter of fiscal 2006, Sonic Foundry reported GAAP revenues of $2.95 million, an increase of 43 percent from $2.07 million reported for the second quarter of fiscal 2005. Mediasite product and service billings increased 69 percent to $3.27 million from $1.94 million, which included unearned revenue related to forward professional service contracts, hosting and customer support. The company reported a net loss of $947,000 or $0.03 per share for the second quarter of fiscal 2006, of which $255,000 was non-cash related expense associated with depreciation, amortization and non-cash stock compensation costs related to the 2006 adoption of FAS No. 123(R). This net loss compares to the net loss of $941,000 or $0.03 per share in the second quarter of fiscal 2005.

    * Service revenues more than triple, representing expanding mix of offerings. In the second quarter of fiscal 2006, service revenue grew 268 percent to $652,000, up from $177,000 in the second quarter of fiscal 2005. Total service billings were $964,000 for the quarter. Service fees were 22 percent of total revenues, compared to just nine percent for the same period last year. The increase in revenue is partly related to a broadened emphasis on enterprise sales which utilize a greater percentage of professional services comprised of consulting, on-site training and installation. In addition, services also include increasing hosting and annual support contracts and renewals. At March 31, 2006, an accumulated $1.4 million of unearned revenue was billed and deferred for services to be recognized in upcoming quarters. Sonic Foundry expects service fees will keep expanding with the increased emphasis on enterprise sales.

    * Gross margin continues to rise. For the second fiscal quarter of 2006, gross margin increased to 71 percent, up from 68 percent in the second quarter of fiscal 2005.

    * Cash flow breakeven expected during fiscal 2006. As reported previously, the company expects to reach operating cash flow breakeven during fiscal 2006 and to have sufficient cash to reach breakeven operations. Rapidly increasing billings combined with expense control are contributing to the improving cash flow position. General and administrative and product development expenses were consistent with the prior period. The company has been committed to building its selling and marketing reach in an effort to expand market share and believes it now is achieving greater sales efficiency and pipeline expansion as a result.

    * Enterprise sales strategy results in customer growth. Sonic Foundry continued to extend its reach within the education, corporate and government enterprise. In the second quarter of fiscal 2006, 51 percent of sales were made to higher education customers, 27 percent to corporate and 20 percent to government. Sonic Foundry extended its customer base to 541 customers, up 70 percent from the prior year. Recent customer additions in the corporate sector include Landstar Systems, Mars, Inc., Symantec, Time, Inc. and Verisign. To date, 183 higher education institutions have deployed the Mediasite platform.

    * Multi-unit enterprise sale to ECU. East Carolina University, located in Greenville, North Carolina, is an example of an education enterprise using Mediasite for its web-based distance education program (see ECU press release issued today). The university's latest purchase of 16 additional recorders marked the 1000th unit Sonic Foundry has shipped to date. The campus-wide Mediasite deployment will capture and publish more than 300 lectures for both live and on-demand viewing. East Carolina's use of Mediasite is indicative of the growing trend for campus-wide standardization of online course content that is quickly shaping Sonic Foundry's pipeline and customer base.

    * Mediasite EX Server software drives enterprise sales. Sonic Foundry introduced its EX Server software at the end of the first quarter 2006. The EX Server software positions Sonic Foundry's enterprise solution uniquely in the market by providing solid integration and performance with a host of features requested by information technology heads. Customers in business, government and higher education are now efficiently managing content across the enterprise using EX Server software's full suite of centralized tools, including secure content access, system usage monitoring and reports and customization of presenter and viewing experiences.

    * Continued advances in search capabilities. During the second quarter of fiscal 2006, Sonic Foundry introduced advanced search technology on Mediasite.com. The company continues engineering work on process-based algorithms incorporating elements of both optical character recognition/text search as well as phonetic search, which allow for rapid retrieval of information. The new functionality stems from the base of knowledge Sonic Foundry acquired in 2001, which originated from a more than $20 million investment in research and development started and spun out of Carnegie Mellon University for technology to search unstructured video. The Mediasite.com library continues to grow, with almost 10,000 publicly available presentations currently indexed. Recent high profile additions include the Global Climate Change and Governance Conference featuring British Prime Minister Tony Blair, organized by Victoria University in New Zealand, and the Pandemic Planning Summit on preparing for an influenza outbreak, organized by the U.S. Department of Health and Human Services and the State of Wisconsin.

    "Many of our customers have historical experience with a multitude of technologies and methodologies that have promised to do what Mediasite does. That experience is driving them to select Sonic Foundry Mediasite time and again because it performs and delivers as promised, leading to immediate results and higher ROI," said Rimas Buinevicius, chairman and CEO of Sonic Foundry. "We've long believed that Mediasite truly is a revolutionary communications medium. And now with our customers, we're proving that Mediasite gives them the power to completely transform the way their organizations not only communicate, but also compete."

    Sonic Foundry will host a Webcast today to discuss its second quarter 2006 results at 10:00 a.m. CT/11 a.m. ET. It will use Mediasite to Webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com. An archive of the Webcast will be available for 30 days.

    About Sonic Foundry(R), Inc.

    Founded in 1991, Sonic Foundry (Nasdaq: SOFO) is a technology leader in the emerging rich media communications marketplace, providing enterprise solutions and services that link an information driven world. Sonic Foundry is changing the way organizations communicate via the Web and how people around the globe receive vital information needed for work, professional advancement, safety and education. The company's integrated webcasting and web presentation solutions are trusted by Fortune 500 companies, education institutions and government agencies for a variety of critical communication needs. Sonic Foundry is based in Madison, Wis. For more information about Sonic Foundry, visit the company's Website at www.sonicfoundry.com.

    Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

                               Sonic Foundry, Inc.
                           Consolidated Balance Sheets
                      (in thousands except for share data)
                                   (Unaudited)

                                                     March 31,     September 30,
                                                       2006            2005
                                                   ------------    ------------
Assets
Current assets:
  Cash and cash equivalents                        $      2,727    $      4,271
  Accounts receivable, net of
   allowances of $140 and $115                            2,505           2,232
  Inventories                                               466             414
  Prepaid expenses and other current assets                 354             363
      Total current assets                                6,052           7,280
Property and equipment:
  Leasehold improvements                                    185             185
  Computer equipment                                      2,029           1,570
  Furniture and fixtures                                    185             185
    Total property and equipment                          2,399           1,940
    Less accumulated depreciation                         1,107             933
      Net property and equipment                          1,292           1,007
Other assets:
  Goodwill and other intangibles, net                     7,600           7,626
  Capitalized software development costs,
   net of amortization of $1,206 and $1,067                 193             332
    Total other assets                                    7,793           7,958
Total assets                                       $     15,137    $     16,245

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                 $      1,187    $      1,323
  Accrued liabilities                                       673             780
  Unearned revenue                                        1,421             957
  Current portion of capital lease
   obligation                                                50              15
  Total current liabilities                               3,331           3,075

  Long-term portion of capital lease                         26              28
  Other liabilities                                          18              21
  Total liabilities                                       3,375           3,124

Stockholders' equity:
  Preferred stock, $.01 par value,
   authorized 5,000,000 shares; none
   issued and outstanding                                    --              --
  5% preferred stock, Series B, voting,
   cumulative,  convertible, $.01 par
   value (liquidation preference at
   par), authorized 10,000,000 shares,
   none issued and outstanding                               --              --
  Common stock, $.01 par value, authorized
   100,000,000 shares; 31,861,989 and
   30,910,409 issued and 31,791,739 and
   30,840,159 outstanding at March 31,
   2006 and September 30, 2005, respectively                318             309
  Additional paid-in capital                            171,276         170,083
  Accumulated deficit                                  (159,636)       (157,077)
  Receivable for common stock issued                        (28)            (26)
  Treasury stock, at cost, 70,250
   shares                                                  (168)           (168)
  Total stockholders' equity                             11,762          13,121
Total liabilities and stockholders' equity         $     15,137    $     16,245

                               Sonic Foundry, Inc
                            Statements of Operations
                      (in thousands, except for share data)
                                   (Unaudited)

                                      Three Months Ended               Six Months Ended
                                           March 31,                       March 31,
                                 ----------------------------    ----------------------------
                                     2006            2005            2006            2005
                                 ------------    ------------    ------------    ------------
Continuing Operations
Revenue:
Product sales                    $      2,288    $      1,665    $      3,634    $      3,004
Services                                  652             177           1,067             366
Other                                      13             224             124             287
Total revenue                           2,953           2,066           4,825           3,657
Cost of revenue                           861             669           1,421           1,205
Gross margin                            2,092           1,397           3,404           2,452

Operating expenses:
Selling and marketing
 expenses                               1,750           1,133           3,468           2,364
General and administrative
 expenses                                 766             771           1,462           1,586
Product development
 expenses                                 544             459           1,078             914
   Total operating expense              3,060           2,363           6,008           4,864

Loss from operations                     (968)           (966)         (2,604)         (2,412)

Other income, net                          21              25              45              71
Net loss                         $       (947)   $       (941)   $     (2,559)   $     (2,341)

Net loss per common share:
    -    - basic and diluted     $      (0.03)   $      (0.03)   $      (0.08)   $      (0.08)

Weighted average common
 shares
    -    - basic and diluted       31,733,659      30,162,202      31,500,438      30,063,192

SOURCE  Sonic Foundry, Inc.
    -0-                             05/02/2006
    /CONTACT: Terri Douglas of Catapult PR-IR, +1-303-581-7760, ext. 18, tdouglas@catapultpr-ir.com/
    /Web site:  http://www.catapultpr-ir.com/
    (SOFO)